Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2020
Expecting Revenue Growth in the Fourth Quarter; Mexico Facilities Resume Operations
Spokane Valley, WA— April 28, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 28, 2020.
For the third quarter of fiscal year 2020, Key Tronic reported total revenue of $111.5 million, compared to $108.0 million in the same period of fiscal year 2019. For the first nine months of fiscal year 2020, total revenue was $333.5 million, compared to $358.5 million in the same period of fiscal year 2019.
As previously announced, the lower than anticipated revenue and earnings for the third quarter of fiscal 2020 is primarily a result of disruptions to supply chains in China caused by the COVID-19 crisis, which delayed the arrival of key components. In addition, earnings in the third quarter of 2020 were impacted by a write down of $0.6 million of receivables from a customer that was impacted by the pandemic, decreasing earnings per share by approximately $0.04 per share.
Despite the unanticipated revenue shortfall, the Company’s margins increased. For the third quarter of fiscal year 2020, gross margin was 8.3% and operating margin was 1.6%, up from gross margin of 6.3% and an operating loss of (11.6)%, in the same period of fiscal 2019.
For the third quarter of fiscal year 2020, net income was $0.9 million or $0.08 per share, compared to net loss of $12.0 million or $(1.11) per share for the same period of fiscal year 2019. For the first nine months of fiscal year 2020, net income was $3.3 million or $0.30 per share, compared to a net loss of $8.8 million or $(0.82) per share for the same period of fiscal year 2019. Excluding the goodwill and intangibles write down, the Company would have been breakeven for the third quarter of 2019 and reported net income of $3.1 million or $0.29 per share for the first nine months of fiscal year 2019.
“Due to the COVID-19 crisis, we have seen extreme shifts in demand from our customer base. Some customers have significantly increased their demand, including programs for home-consumer products, healthcare and home exercise equipment,” said Craig Gates, President and Chief Executive Officer. “Other customers, particularly those in the gaming industry, have seen large decreases in their demand. On balance, the effect of the pandemic on our customer’s demand was a net positive during the third quarter of fiscal 2020, and we won new programs involving personal safety equipment, consumer products, and home exercise equipment. One of which when fully ramped is anticipated to contribute $100 million in annual revenue and is beginning production in the next few weeks.”
“Last week, we announced the temporary closure of our Juarez facilities, but we successfully resumed operations today after petitioning the Mexican government to recognize the essential products we manufacture. Under U.S. regulations we are classified as an Essential Critical Infrastructure Employer and our Juarez facilities do manufacture essential products which are sold in Mexico. We are ramping operations back up in Mexico while continuing to focus on protecting the health of all of our employees by adhering to current health guidelines.”
“Currently, our China facilities appear to be returning to full operation and the supply chain disruptions have been abating. Our facilities in the US and Vietnam continue to operate normally, while we rigorously follow current health guidelines. We continue to invest in new capacity and remain optimistic about our long-term opportunities for growth. Nevertheless, uncertainty over the possibility of future temporary closures, predicting customer demand and costs, and predicting future supply chain disruptions during the rapidly changing COVID-19 environment makes it impossible to provide any specific guidance for the fourth quarter at this time.”

Conference Call
Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-323-794-2588 (Access Code: 1825028). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 1825028).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such word as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2020, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Net sales	$111,455	$107,954	$333,462	$358,463
Cost of sales	102,207	101,147	306,819	332,243
Gross profit	9,248	6,807	26,643	26,220
Research, development and engineering expenses	1,749	1,398	5,129	4,955
Selling, general and administrative expenses	5,735	5,497	15,713	16,184
Impairment of goodwill and intangibles	—	12,448	—	12,448
Total operating expenses	7,484	19,343	20,842	33,587
Operating income (loss)	1,764	(12,536)	5,801	(7,367)
Interest expense, net	754	720	1,988	2,105
Income (loss) before income taxes	1,010	(13,256)	3,813	(9,472)
Income tax provision (benefit)	100	(1,275)	527	(673)
Net income (loss)	$910	$(11,981)	$3,286	$(8,799)
Net income (loss) per share — Basic	$0.08	$(1.11)	$0.31	$(0.82)
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income (loss) per share — Diluted	$0.08	$(1.11)	$0.30	$(0.82)
Weighted average shares outstanding — Diluted	10,885	10,760	10,813	10,760

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 28, 2020	June 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,302	$601
Trade receivables, net of allowance for doubtful accounts of $609 and $58	77,329	58,429
Contract assets	17,681	22,161
Inventories, net	114,052	100,431
Other	19,597	16,477
Total current assets	229,961	198,099
Property, plant and equipment, net	30,594	29,413
Operating lease right-of-use assets, net	15,347	—
Other assets:
Deferred income tax asset	9,825	7,840
Other intangible assets, net	—	657
Other	2,676	2,301
Total other assets	12,501	10,798
Total assets	$288,403	$238,310
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,893	$73,571
Accrued compensation and vacation	6,702	6,759
Current portion of debt, net	7,508	5,841
Other	15,470	7,233
Total current liabilities	101,573	93,404
Long-term liabilities:
Term loans	5,210	7,091
Revolving loan	57,236	23,356
Operating lease liabilities	10,327	—
Other long-term obligations	1,117	—
Total long-term liabilities	73,890	30,447
Total liabilities	175,463	123,851
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,880	46,680
Retained earnings	68,639	65,353
Accumulated other comprehensive gain (loss)	(2,579)	2,426
Total shareholders’ equity	112,940	114,459
Total liabilities and shareholders’ equity	$288,403	$238,310

4